                                                                      EXHIBIT 99


                            J2 Communications Extends
                       Closing Date Of Letter Of Agreement

--------------------------------------------------------------------------------

Los Angeles, California...July 3, 2001.

     J2 Communications (NASDAQ: JTWO), parent company of National Lampoon, on Friday, June 30 agreed to extend until July 31, 2001 the date for closing the transactions contemplated by the Letter of Agreement dated March 5, between the Company, James P. Jimirro, Daniel S. Laikin and Paul Skjodt.

     Pursuant to the extension, Messrs. Laikin and Skjodt now have until July 31st to complete the purchases of the Company's common stock and other securities and certain other payments contemplated by the Letter Agreement.

     The Laikin group has paid the Company a non-refundable fee of $100,000 in consideration of the extension.

                             About J2 Communications

     J2 Communications (NASDAQ: JTWO), which owns National Lampoon, one of the leading brands in comedy, is an internet-based, interactive entertainment company. Nationallampoon.com, its newest comedy creation, employs cutting-edge technology to deliver its own brand of biting humor on a highly interactive comedy network created for the Internet. Showcasing hilarious new characters and features, the site debuted in 1999. The Company also sells advertising and merchandise on the site.

     National Lampoon is also active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD's and book publishing.

     For more information contact: James P. Jimirro
                                   (310) 474-5252